EXHIBIT 99.1

AUSTAR TO ACQUIRE TARBS SPECTRUM
23 Oct 2000

Austar United Communications Limited and Television and Radio Broadcasting Services Pty Limited today announced that they had agreed on the sale of TARBS's 2.3-2.4 GHz (MMDS) spectrum to Austar.

This spectrum will give Austar up to 98 MHz of bandwidth in each of Sydney, Melbourne, Brisbane, Canberra, Adelaide and Perth, suitable for high speed, broadband data, video, including interactive television, and ultimately voice telephony using Voice over IP technology.

Under the sale terms, TARBS maintains its suite of A Band apparatus licences in the 2.0-2.1 GHz range and also its transmitter sites and customer equipment.

In consideration for the MMDS spectrum, Austar has agreed to pay TARBS $140 million in cash and to also explore opportunities to distribute TARBS's pay television content over networks in which Austar or its parent, UnitedGlobalCom, Inc. (UGC), have an interest. Of the cash consideration, $110 million will be paid on completion with the remaining amount plus interest to be paid on or before 31 August 2001.

"For some time Austar has seen an opportunity in the capital city markets, especially for high speed data services directed at the small to medium enterprise, SOHO and high user residential markets," said John Porter, Chief Executive of Austar United Communications.

"The acquisition of this spectrum gives us a low cost means of entering those markets, using technology with which we are very familiar and in a manner which complements our regional strategy."

Mike Boulos, Chairman of TARBS, noted that "Austar has chosen to acquire its preferred spectrum, giving it a common platform in metropolitan and regional Australia. This deal positions Austar with a very valuable, cost effective transport stream which will allow it to deliver wireless broadband services Australia-wide."

"The agreement to sell only the MMDS spectrum delivers to us the necessary funding to allow TARBS to become the dominant and most comprehensive multicultural network in Australia", said Regina Boulos, Chief Executive Officer of TARBS. "Importantly, this deal also paves the way for closer co-operation with Austar and its parent UGC for the distribution of selected TARBS pay television content in New Zealand, Europe, South America and the United States".

Austar currently offers one way high speed internet access, together with chello broadband, throughout regional Australia. In December, with its partners ADC Inc. and Cisco Systems, Austar will begin a trial of two way high speed data over the MMDS network. Two way data systems are already deployed on commercial and trial bases in the USA and Europe.

"The MMDS spectrum gives us the capacity to do everything we plan to do in the cities. It is available for use today. It will use the same equipment as we are deploying in the regions and thus bring economies of scale," said Mr Porter.

"Another advantage is the fact that an MMDS network is scalable in line with demand. Unlike a cable network there is no need to build out the network except where there is a customer to service.

"As a result of this transaction Austar will withdraw from the current 3.4 GHz spectrum auction. We anticipate acquiring a small amount of spectrum through the auction process in Sydney and Melbourne. We believe that we will be able to use that spectrum to complement our MMDS network," Mr Porter concluded.

The sale is subject to Foreign Investment Review Board approval.

TARBS was advised by the Corporate Finance Group of Macquarie Bank Limited.

Austar was advised by Salomon Smith Barney.